ImmuCell Announces First Quarter 2016 Financial Results

PORTLAND, ME -- (Marketwired - May 11, 2016) - ImmuCell Corporation (NASDAQ: ICCC), a growing animal health company that is developing, manufacturing and selling products that improve health and productivity in the dairy and beef industries, today announced financial results for its first quarter ended March 31, 2016.

"First quarter 2016 sales of $3 million were very strong, coming within $115,000 of the all-time high sales mark of $3.1 million set during the first quarter of 2015," commented Michael F. Brigham, President and CEO of ImmuCell. "We ended the just completed quarter with a backlog of orders equaling $1.7 million as of March 31, 2016. Our sales team continued to operate at a very high level getting us off to a great start to the year."

2016 First Quarter Financial Overview:

--  Total sales of $3 million decreased by 3.7%, or $115,000, from the all-
    time high sales mark of $3.1 million set during the first quarter of
    2015;
--  Total sales increased by 17%, or $1.5 million, to $10.1 million during the twelve-month period ended March 31, 2016 (trailing twelve months)
    compared to the same period ended March 31, 2015;
--  Net income of $452,000, or $0.11 per diluted share, during first quarter
    2016 compared to net income of $479,000, or $0.15 per diluted share, during first quarter 2015;
--  Cash, cash equivalents, short-term investments and long-term investments of $11 million at March 31, 2016 compared to $6.5 million at December
    31, 2015;
--  Net working capital totaled $12.4 million at March 31, 2016 versus $7.1 million at December 31, 2015; and
--  Stockholders' equity increased to $16.3 million at March 31, 2016 from
    $10.6 million at December 31, 2015.

Management's Discussion:

"We continue to execute on the two core components of our business strategy," further commented Mr. Brigham. "First, we are expanding the market penetration of First Defense®, our best-in-class treatment for calf scours, by introducing the product to new customers and communicating how it provides Immediate Immunity™ to newborn dairy and beef calves, generating a dependable return on investment. We hope to receive regulatory approval in 2017 for the addition of a bovine rotavirus disease claim to our existing claims against E. coli and coronavirus infections. That would enable us to bring the first passive antibody product with this breadth of disease claims to market. Second, we are advancing the development of Mast Out®, our novel treatment for subclinical mastitis in lactating dairy cows. Our groundbreaking product innovation is unlike all other antibiotic treatments on the market today that are all sold subject to a milk discard period. Our goal is to revolutionize the way mastitis is treated by making treatment of subclinical infections economically feasible by not requiring a milk discard or meat withhold during, or for a period of time after, treatment. No other product presently on the market can offer this value proposition."

Presently, mastitis is treated with traditional antibiotic products, and treatment is generally reserved for clinical infections when the cow produces non-saleable milk. Nisin is a bacteriocin that is not used in human health and would not contribute to the growing concern that the widespread use of antibiotics could encourage the growth of antibiotic-resistant bacteria ("superbugs").

Mr. Brigham added, "I am pleased to welcome Betsy Williams, our new vice president of manufacturing operations, to the ImmuCell team. Betsy is charged with building the manufacturing infrastructure and processes to help us achieve a timely FDA approval of Mast Out® and with continuing our manufacturing capacity expansion for First Defense®. She brings a wealth of experience and a track record of accomplishment within the industry that will help us achieve our operational and financial goals, and ultimately, enhance stockholder value."

Other Financial Results for First Quarter 2016:

Sales of the First Defense® product line decreased by 8% during the three-month period ended March 31, 2016 in comparison to the first quarter of 2015. Sales of the First Defense® product line increased by 14% during the twelve-month period ended March 31, 2016 in comparison to the same period ended March 31, 2015. This new level of sales demand exceeded the Company's production capacity and available inventory, resulting in a backlog of First Defense® orders aggregating approximately $1,660,000 and $1,284,000 as of March 31, 2016 and 2015, respectively. The investments to increase liquid processing production capacity by 50% were completed during fourth quarter 2015 and to increase freeze-drying production capacity by 100% were completed at the end of the first quarter of 2016. The benefit of this capacity expansion will be realized going forward, as we fill the backlog of orders and meet the growing sales demand.

Selling and administrative expenses increased by 8%, or $56,000, to $756,000 during the first quarter of 2016 as compared to $700,000 during the same period in 2015, aggregating 25% and 23% of product sales during the first quarters of 2016 and 2015, respectively.

Product development expenses decreased by 9%, or $28,000, to $302,000 during the first quarter of 2016 as compared to $331,000 during the same period in 2015, aggregating 10% and 11% of product sales during the first quarters of 2016 and 2015, respectively.

Income before income taxes was $676,000 during the first quarter of 2016 in comparison to income before income taxes of $815,000 during the same period in 2015. Net income was $452,000, or $0.11 per diluted share, during the first quarter of 2016 in comparison to net income of $479,000, or $0.15 per diluted share, during the same period in 2015.

Financing Milestones during First Quarter 2016:

--  A $4.5 million credit facility with TD Bank N.A. was consummated; and
--  Net proceeds of $5.3 million were raised from an underwritten public offering of 1.1 million shares of common stock.

"Our current cash, together with our cash flow from operations and the new debt facility, provides a road map to complete the development of Mast Out® and bring the product to market," further commented Mr. Brigham. "Sales of First Defense® have funded most of the product development to date. This new funding will be used to construct and equip a facility to produce Nisin, the active ingredient in Mast Out®. Our preliminary budget for this project is approximately $17.5 million, and we aim to complete the construction and installation work by the end of 2017. This would keep us on our expected timeline for achieving FDA approval in 2019."

Conference Call

Interested parties can access the conference call by dialing (844) 855-9502 or (412) 317-5499 at 4:30 PM ET today.

A teleconference replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088, confirmation #10085888.

About ImmuCell

ImmuCell Corporation's (NASDAQ: ICCC) purpose is to create scientifically-proven and practical products that improve animal health and productivity in the dairy and beef industries. ImmuCell has developed products that provide significant, immediate immunity to newborn dairy and beef livestock. The Company is developing products that address mastitis, the most significant cause of economic loss to the dairy industry. Press releases and other information about the Company are available at: (http://www.immucell.com).

                       Condensed Statements of Income

                                                            (Unaudited)
                                                        For the Three-Month
                                                           Periods Ended
                                                             March 31,
                                                       ---------------------
(In thousands, except per share amounts)                  2016       2015
                                                       ---------- ----------

Product sales                                              $2,986     $3,101
Cost of goods sold                                          1,228      1,250
                                                       ---------- ----------
  Gross margin                                              1,758      1,851

Sales, marketing and administrative expenses                  756        700
Product development expenses                                  303        331
                                                       ---------- ----------
    Operating expenses                                      1,059      1,031
                                                       ---------- ----------

NET OPERATING INCOME                                          699        820

Other expenses, net                                            23          5
                                                       ---------- ----------

INCOME BEFORE INCOME TAXES                                    676        815

Income tax expense                                            224        336
                                                       ---------- ----------

NET INCOME                                                   $452       $479
                                                       ========== ==========

Weighted average common shares outstanding:
    Basic                                                   3,833      3,027
    Diluted                                                 3,944      3,144
NET INCOME PER SHARE:
    Basic                                                   $0.12      $0.16
    Diluted                                                 $0.11      $0.15

                        Selected Balance Sheet Data

                                                   (Unaudited)
                                                      As of        As of
                                                     March 31,  December 31,
                                                       2016         2015
                                                   ------------ ------------
(In thousands)
Cash, cash equivalents, short-term and long-term
 investments                                            $11,000       $6,524
Net working capital                                      12,358        7,080
Total assets                                             20,382       14,540
Stockholders' equity                                    $16,323      $10,614

Safe Harbor Statement:

This Press Release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to: projections of future financial performance; the scope and timing of future product development work and commercialization of our products; future costs of product development efforts; the estimated prevalence rate of subclinical mastitis; future market share of and revenue generated by products still in development; future sources of financial support for our product development, manufacturing and marketing efforts; the future adequacy of our own manufacturing facilities or those of third parties with which we have contractual relationships to meet demand for our products on a timely basis; the amount and timing of future investments in facility modifications and production equipment; the future adequacy of our working capital and the availability of third party financing; timing and future costs of a facility to produce the Drug Substance (active pharmaceutical ingredient) for Mast Out ® ; the timing and outcome of pending or anticipated applications for future regulatory approvals; future regulatory requirements relating to our products; future expense ratios and margins; future compliance with bank debt covenants; future realization of deferred tax assets; costs associated with sustaining compliance with cGMP regulations in our current operations and attaining such compliance for the facility to produce the Drug Substance for Mast Out ® ; factors that may affect the dairy and beef industries and future demand for our products; the cost-effectiveness of additional sales and marketing expenditures and resources; the accuracy of our understanding of our distributors' ordering patterns; anticipated changes in our manufacturing capabilities and efficiencies; anticipated competitive and market conditions; and any other statements that are not historical facts. Forward-looking statements can be identified by the use of words such as "expects", "may", "anticipates", "aims", "intends", "would", "could", "should", "will", "plans", "believes", "estimates", "targets", "projects", "forecasts" and similar words and expressions. In addition, there can be no assurance that future developments affecting us will be those that we anticipate. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of our products, competition within our anticipated product markets, alignment between our manufacturing resources and product demand, the uncertainties associated with product development and Drug Substance manufacturing, our potential reliance upon third parties for financial support, products and services, changes in laws and regulations, decision making by regulatory authorities, possible dilutive impacts on existing stockholders from any equity financing transactions in which we may engage, currency fluctuations and other risks detailed from time to time in filings we make with the Securities and Exchange Commission, including our Quarterly Reports on Form 10-Q, our Annual Reports on Form 10-K and our Current Reports on Form 8-K. Such statements are based on our current expectations, but actual results may differ materially due to various factors.

Contact:
Michael F. Brigham
President and CEO
ImmuCell Corporation
(207) 878-2770

Joe Diaz
Robert Blum
Joe Dorame
Lytham Partners, LLC
(602) 889-9700
iccc@lythampartners.com